Exhibit 99

News
Release

Date:	March 17, 2005

For Release:	Immediately

Contact:	Checky Herrington (601) 969-2329 office (800) 264-2535 #1223 pager cherrin@entergy.com

Entergy Mississippi Plans Purchase of Attala Power Plant
High-efficiency plant will help company keep electricity costs down

            Entergy Mississippi has reached agreement to purchase a power plant in Attala County that will boost its generation capacity and fit into the company's strategy to provide for the long-term energy needs of its customers.

            Located near Kosciusko, Miss., the plant is a 480-megawatt, natural-gas-fired, combined-cycle facility owned by Central Mississippi Generating Company, LLC, which acquired the facility pursuant to a foreclosure sale. Entergy Mississippi has signed a purchase and sales agreement to buy the plant for approximately $88 million with closing expected to be complete in late 2005 or early 2006.

            "We view this as a sound investment to meet future power demand in Mississippi," said Carolyn Shanks, president and CEO of Entergy Mississippi. "This is a modern, efficient plant located in our service territory, and it will provide us with reliable, low-cost energy to serve the growing needs of all our customers."

            The plant purchase supports Entergy's overall efforts to hold the line on fuel costs, which represent more than half of the cost of generating electricity.

            "Since the natural gas crisis in 2000, Entergy has kept fuel costs down by doing several things," said Shanks. "We've implemented a hedging program to reduce the swings in fuel costs, and we have been generating electricity using a variety of fuels, including oil, gas, coal and nuclear. It's a successful strategy that's working for our customers, and the Attala plant will enhance this effort."

            Built originally by Duke Energy North America, PG&E National Energy Group purchased the Attala plant in 2000. It is one of dozens of power plants built across the South during the past decade.

            After acquiring the facility pursuant to a foreclosure sale in early 2004, CMGC began negotiations with Entergy that eventually led to a purchase and sales agreement. Before finalizing the purchase, Entergy was given the opportunity to perform due diligence at the plant to assess its overall condition and performance, and no adverse findings were reported.

            "This is an excellent facility that is already operating as a solid performer," Shanks said. "We are purchasing it for an amount below what it would cost to build something similar, but we're not buying it just because the price is right. This facility is also in a good location to serve our customer network, which is not the case for many similar plants in the region."

            Entergy Mississippi plans to invest approximately $20 million in facility upgrades at the Attala plant with transaction costs estimated at $3 million, bringing the total capital cost of the project to approximately $111 million or $231 per kilowatt.

            In July 2004, Entergy and CMGC executed a power purchase agreement for 100 percent of the plant's output. The agreement is set to expire at closing or in March 2008.

            The purchase of the plant is contingent upon obtaining necessary approvals, including cost recovery and the filing of notification under the Hart-Scott-Rodino antitrust law, from the Mississippi Public Service Commission and other federal and state agencies.

            Entergy Mississippi provides electricity to more than 410,000 customers in 45 counties. It is a subsidiary of Entergy Corporation. Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

Entergy Mississippi's on-line address is www.entergy-mississippi.com